Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Charles A. Nekvasil
Director, Public and Investor Relations
847-405-2515 — CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Net Earnings Of $213.0 Million, Or

$4.33 Per Diluted Share, For Second Quarter 2009

Company Achieves Strong Performance in a Challenging Market As Record Export Volumes

Helped Offset Softer Domestic Markets

Second Quarter Highlights

•                  Net sales were $991.0 million, down 15 percent from second quarter 2008.

•                  Operating earnings totaled $395.2 million, down from $452.1 million in second quarter 2008.

•                  EBITDA totaled $383.7 million, compared to $467.8 million in second quarter 2008.

•                  Gross margin was $427.0 million, down 9 percent from $469.9 million in the year-earlier quarter.  Nitrogen segment increased by $41.2 million or 11 percent while phosphate segment declined by $84.1 million or 78 percent.

•                  Net earnings attributable to common stockholders were $213.0 million, or $4.33 per diluted share, down from a record $288.6 million, or $5.01 per share, in second quarter 2008.

•                  Net debt (net cash), as calculated in the accompanying table, was $(400.5) million at March 31, 2009 versus $(846.1) million at June 30, 2009, an increase in net cash of $445.6 million during the quarter.

•                  Domestic volumes declined for both nitrogen and phosphate.  Total phosphate segment volume rose 48 percent, reflecting record exports and the sale of purchased potash.

•                  Second quarter results included $34.3 million in non-cash, pre-tax unrealized gains, or $0.41 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  The gains compare to $83.2 million in non-cash, pre-tax unrealized gains, or $0.92 per diluted share on an after-tax basis, from mark-to-market adjustments included in second quarter 2008 results.

•                  Second quarter results also included $14.4 million of proposed business combination and Perú project development costs, or $0.17 per diluted share on an after-tax basis.  The business combination costs are associated with CF Industries’ proposed business combination with Terra Industries as well as costs associated with responding to Agrium Inc.’s tender offer for CF Industries.

•                  Second quarter results also included $5.0 million of inventory write-downs associated with declines in potash selling prices, or $0.06 per diluted share on an after-tax basis.

First Half Highlights

•                  Net sales totaled $1,671.6 million, down 9 percent from $1,828.3 million for first half 2008.

•                  Operating earnings totaled $518.9 million, compared to $703.7 million for first half 2008.

•                  EBITDA totaled $508.5 million, compared to $731.0 million for first half 2008.

•                  Gross margin totaled $589.3 million, down 20 percent, compared to $741.1 million in the first half 2008.

•                  Net earnings attributable to common stockholders totaled $275.7 million, or $5.61 per diluted share, compared to record $447.4 million, or $7.78 per diluted share, for first half 2008.

•                  Net debt (net cash), as calculated in the accompanying table, was $(273.1) million at December 31, 2008 versus $(846.1) million at June 30, 2009, an increase in net cash of $573.0 million in the six-month period.

•                  Domestic volumes declined for both nitrogen and phosphate for the first half of 2009.  Total phosphate volume increased by 30 percent, reflecting greater exports and the sale of purchased potash.

•                  First half results included $82.9 million in non-cash, pre-tax unrealized gains, or $1.00 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  The gains compare to $152.8 million in non-cash, pre-tax unrealized gains, or $1.70 per diluted share on an after-tax basis, from mark-to-market adjustments included in first half 2008 results.

•                  First half 2009 results also included $34.4 million of proposed business combination and Perú project development costs, or $0.42 per diluted share on an after-tax basis.

•                  First half 2009 results also included $29.3 million of inventory write-downs associated with declines in potash selling prices, or $0.36 per diluted share on an after-tax basis.

•                  Per share comparisons reflect a reduction of 8.5 million common shares resulting from company’s $500 million share repurchase program completed in the fourth quarter of 2008.

Outlook

•                  Positive long-term agricultural fundamentals, coupled with low downstream inventories and moderate farm input costs could — weather permitting — lead to a strong fall application season for nitrogen and phosphate.

Deerfield, Illinois — (BusinessWire) — July 27, 2009:  CF Industries Holdings, Inc. (NYSE: CF) today reported second quarter 2009 net earnings attributable to common stockholders of $213.0 million, or $4.33 per diluted share.  This represents a 26 percent decrease from the record $288.6 million, or $5.01 per diluted share, the company earned in the second quarter of 2008.

Second quarter results included $34.3 million in non-cash, pre-tax unrealized gains, or $0.41 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  The gains compare to $83.2 million in non-cash, pre-tax unrealized gains, or $0.92 per diluted share on an after-tax basis, from mark-to-market adjustments included in second quarter 2008 results.

For the quarter, net sales totaled $991.0 million, representing a decrease of 15 percent from second quarter 2008, resulting from reduced nitrogen volumes and significantly lower price realizations in phosphate.  The second quarter sales total included $59 million in sales of purchased potash.  There were no potash sales in the year-earlier quarter or half.

Gross margin for the quarter was $427.0 million, down 9 percent from $469.9 million in the year-earlier quarter.  The company achieved strong performance in nitrogen as the segment’s gross margin exceeded the second quarter of 2008 by 11 percent to total $403.2 million.

“I believe our second quarter results confirm CF Industries’ ability to react nimbly and profitably to volatile market conditions.  Given the challenging spring, these results compare very well to our record performance in last year’s second quarter,” commented Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc.

“Faced with adverse weather conditions throughout much of the U.S. Midwest, and high inventories at the distributor and retail levels, we moved aggressively to tap export markets for phosphate and nitrogen products,” Wilson noted.

During the quarter, CF Industries exported a best-ever 359,000 tons of phosphate to markets primarily in Central and South America.

“We also capitalized on the global competitiveness of our North American nitrogen production, exporting approximately 145,000 tons of granular urea and urea ammonium nitrate (UAN) solution,” the CF Industries executive explained.

The company, Wilson noted, is well positioned to serve international markets, thanks to its partnership with global fertilizer trading company KEYTRADE AG and its ownership of port facilities at both its Donaldsonville Nitrogen Complex in Louisiana and its Florida phosphate operations.

First Half Comparisons

Net sales for first half 2009 totaled $1.67 billion, down 9 percent from $1.83 billion in 2008’s first quarter.  The decline resulted primarily from lower volumes in nitrogen and substantially lower price realizations in phosphate, offset in part by potash sales.

Gross margin for the first half of 2009 totaled $589.3 million, down 20 percent from $741.1 million in 2008’s first half.

Net earnings attributable to common stockholders totaled $275.7 million, or $5.61 per diluted share, compared to a record $447.4 million, or $7.78 per diluted share, in the 2008 first half.  First half 2009 net earnings included a non-cash, pre-tax gain of $82.9 million, or $1.00 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  First half 2008 results included a non-cash, pre-tax gain of $152.8 million, or $1.70 per diluted share on an after-tax basis, from mark-to-market adjustments.

The company’s first half 2009 results also included $34.4 million of proposed business combination and Perú project development costs, or $0.42 per diluted share on an after tax basis.  The business combination costs are associated with CF Industries’ proposed business combination with Terra Industries as well as costs associated with responding to Agrium Inc.’s tender offer for CF Industries.

Nitrogen Fertilizer Segment

The nitrogen market was characterized by unfavorable spring weather conditions throughout portions of the U.S. Corn Belt which delayed planting, reducing nitrogen application rates and shifting some demand from anhydrous ammonia to urea and UAN.

Further reducing demand at the manufacturer level were high inventories at distributors and retailers — product that had been, in many instances, purchased before prices fell from their third quarter 2008 peaks.  Given challenging spring weather conditions and uncertainty over future price levels, many retailers met farmer demand from existing inventories and held off restocking.

Despite challenging market conditions, CF Industries performed well as nitrogen segment net sales totaled $755.0 million, down 11 percent from $848.6 million in the 2008 second quarter.  Volume for the 2009 quarter was 1.9 million tons, down from 2.1 million tons in the year-earlier quarter.  The quarter’s volume included approximately 145,000 tons of UAN and urea exports.

Gross margin for the nitrogen segment was $403.2 million, up 11 percent from the $362.0 million in the 2008 second quarter, reflecting significantly lower natural gas costs compared to the 2008 second quarter.  Gross margin as a percent of sales, including the effect of the segment’s mark-to-market gains on derivatives, was 53 percent, up from 43 percent in the year-earlier quarter.

Average nitrogen selling prices were higher than second quarter 2008 levels for ammonia and UAN but down substantially for urea.  For ammonia, the average selling price was $696 per ton, up from $513 in the second quarter 2008 and up from $527 in 2009’s first quarter.  For urea, the average selling price was $295 per ton, down from $417 in the year-earlier quarter and down from $365 in the first quarter 2009.  For UAN, the average selling price was $316 per ton, compared with $313 in second quarter 2008 and $298 in first quarter 2009.

“In nitrogen, we benefited from natural gas prices in North America that were significantly lower than those in some other nitrogen-producing regions,” said Wilson.  “Nitrogen volumes booked earlier under our Forward Pricing Program (FPP) carried higher prices and better margins than those available in the quarter’s spot market.  Our Donaldsonville, Louisiana complex capitalized on its production flexibility by shifting some output from UAN to urea, which enjoyed better upgrading margins,” he added.

CF Industries’ nitrogen complexes operated at 91 percent of capacity during the second quarter.

Nitrogen sales under the company’s FPP totaled 1.0 million tons during the quarter, representing 51 percent of nitrogen sales volume.  In the year-earlier quarter, FPP sales accounted for 72 percent of segment sales.

Phosphate Fertilizer Segment

CF Industries posted a positive gross margin in its phosphate segment during the quarter, despite continued weak domestic demand throughout the supply chain.  As in nitrogen, many distributors and retailers, carrying large volumes of high-cost inventory, attempted to hold the line on product pricing, leading to a standoff with farmers before eventually reducing prices.  High prices led many farmers to reduce or defer phosphate application.

“In phosphate, we capitalized on our partnership with KEYTRADE to increase exports to a record 359,000 tons during the quarter, up from 85,000 tons in last year’s second quarter,” Wilson pointed out.

Phosphate segment net sales were $236.0 million, a 24 percent decrease from second quarter 2008 levels.  Volume was 674,000 tons, up 48 percent from 456,000 tons in the year-earlier quarter, the result of the increased export sales and 106,000 tons of purchased potash sold during the quarter.  Diammonium phosphate (DAP) volume was 469,000 tons during the quarter, up from 379,000 tons in the year-earlier quarter.  Monoammonium phosphate (MAP) volume was 99,000 tons, up from 77,000 in the second quarter 2008.

Gross margin in the phosphate segment was $23.8 million, down from $107.9 million in the second quarter 2008, primarily due to significantly lower price realizations.  Gross margin percentage was 10 percent of sales, compared to 35 percent in the year-earlier period.

For DAP and MAP, gross margin was $33.0 million, down from $107.9 million in the second quarter 2008.  For potash, which is included in phosphate segment results, gross margin was negative $9.2 million, which included a $5.0 million inventory reserve adjustment.

Average selling prices for phosphate products were significantly lower than both first quarter 2009 and fourth quarter 2008 levels.  For DAP, the price was $304 per ton, down from both the $696 per ton in the year-earlier quarter and $418 per ton in first quarter 2009.  For MAP, the average selling price was $346 per ton, compared to $629 per ton in second quarter 2008 and $466 per ton in 2009’s first quarter.  Sales of potash commenced this quarter with an average selling price of $558 per ton.  The company now has orders for virtually its entire remaining potash inventory of 57,000 tons, with no plans for additional purchases.

The company’s Plant City, Florida Phosphate Complex operated at 95 percent of capacity during the second quarter.  The complex began 2009’s third quarter at a significantly reduced operating rate, reflecting continued soft demand in domestic markets.

Phosphate sales under the company’s FPP totaled approximately 61,000 tons during the quarter, representing 9 percent of segment volume, down from 330,000 tons sold or 72 percent of segment volume in the second quarter 2008.

Other Operating Costs

Costs included in the line titled “other operating-net” include proposed business combination costs and project development costs totaling $14.4 million.  The business combination costs are associated with CF Industries’ proposed combination with Terra Industries Inc. and with the company’s response to Agrium Inc.’s proposed acquisition of CF Industries.  The project development costs are related to the company’s proposed nitrogen complex in Perú.  There were no comparable items in the year-earlier quarter.

Liquidity and Financial Position

At June 30, 2009, the company’s cash, cash equivalents and short-term investments totaled approximately $921.2 million.  In addition, CF Industries held investments in illiquid auction rate securities (ARS) at June 30, 2009 that were valued at $136.6 million, resulting in total cash and investments of more than $1.0 billion.  This compares to total investments in cash, cash equivalents, and auction rate securities at December 31, 2008 of $802.8 million.

During the second quarter, $49.2 million of ARS were redeemed by issuers or sold at par.  The unrealized holding loss on the remaining ARS declined by approximately $18.3 million in the second quarter due primarily to higher valuations for these securities as the credit spread over treasury yields for these securities declined.

Dividend Payment

On July 21, 2009, the Board of Directors declared the regular quarterly dividend of $0.10 per common share.  The dividend will be paid on August 31, 2009 to stockholders of record on August 14, 2009.

Safety Performance

CF Industries experienced no lost-time accidents (LTA) at any of its facilities during the second quarter, continuing its strong companywide safety performance.

During the quarter, the company’s Donaldsonville, Louisiana Nitrogen Complex exceeded 3.8 million man-hours without an LTA; its last lost-time accident took place in October of 2002.  The company’s Hardee County Phosphate Mine and Beneficiation Plant exceeded 1.75 million man-hours without an LTA.  Subsequent to quarter end, the Hardee mine experienced one LTA.  During the quarter, the Hardee County mine also received the “2008 Excellence in Safety Award” from the International Society of Mine Safety Professionals.

Other Developments

CF Industries continues to make progress on its proposed nitrogen complex in Perú, focusing on detailed engineering, developing a project financing plan, and completing environmental and geo-technical analyses of the proposed site at Marcona.  Work continues on finalizing a natural gas contract for the complex.  The company incurred $6.3 million in project development costs during the second quarter, and the pace of spending is expected to increase modestly during the third quarter as the complex’s Front End Engineering and Design (FEED) study moves forward.

During the quarter, CF Industries made progress on efforts to obtain permits for mining an additional nine years of phosphate rock reserves at current operating rates.  At the beginning of 2009, CF Industries had 14 years of reserves at current operating rates fully permitted.

During the quarter, the CF Industries Board of Directors elected Stephen A. Furbacher to succeed David R. Harvey as lead independent director.  Furbacher joined the board in July of 2007.  Harvey remains a director of CF Industries.

Proposed Business Combination

Discussing his company’s proposed business combination with Terra Industries (NYSE: TRA), CF Industries’ Wilson pointed out, “We believe a combination with Terra will create superior value for CF Industries and Terra stockholders, leveraging the two companies’ complementary strategies and strengths and providing a growth platform that would permit the combined company to capitalize on attractive opportunities to serve agricultural and industrial customers in domestic and export markets.”

As he noted, the company has made substantial regulatory progress on the proposed transaction.  On June 19, it received a standard, unqualified, “no action” letter from the Canadian Competition Bureau confirming that the Commissioner of Competition does not intend to challenge the proposed combination.  On Monday, July 6, 2009, CF Industries filed a certification with the United States Federal Trade Commission (FTC) that it had substantially complied with the FTC’s request for additional information (Second Request).  The pre-merger waiting period will expire at 11:59 p.m., Eastern Time, on Wednesday, August 5, 2009.

Commenting on Agrium Inc.’s  (TSX: AGU) (NYSE: AGU) offer for CF Industries, Wilson noted, “CF Industries’ strong performance relative to its peers underscores our view that Agrium’s offer does not reflect the intrinsic earning power of this company. When Agrium’s offer was rejected in Mid-May, it was very far from being compelling and, given our performance and industry dynamics, it’s even further away from being compelling now.”

Outlook

“We’ve just completed a challenging but very profitable spring planting season.  The weather in portions of the Corn Belt wasn’t as cooperative as we — or farmers — would have preferred, but we still managed to produce strong financial results for our stockholders,” CF Industries’ Wilson commented.

Just as importantly, he added, CF Industries brought most of its inventories into balance with projected demand going into the fall fertilizer application season.

“Our market information suggests that, at the wholesale and retail levels, dealers have eliminated most if not all of the overhang of high-cost nitrogen and phosphate inventories that created a buyer-seller impasse for much of the spring season,” Wilson added.

The company’s ammonia inventory was somewhat higher than planned for the end of the spring planting season.  However, other product inventories, especially for urea and UAN, were at low but appropriate levels.

Looking ahead, the company noted that the third quarter is typically one in which customers rebuild inventories in anticipation of the fall season.  However, restocking has been slow to gain momentum this summer as purchasers — stung by 2008’s high fertilizer prices — have held off some purchases trying to call a market bottom.

Prices for nitrogen and phosphate have firmed and, for nitrogen, have begun moving upward, which could bring customers back into the market.

“Netbacks for urea and UAN are still relatively unattractive for offshore producers, suggesting that domestic prices have to increase further to attract the imports that the U.S. farmers need,” Wilson added.

Raw materials costs for both nitrogen and phosphate production are at very attractive levels compared to last year.  For example, the average price of natural gas, used in nitrogen fertilizers, at Henry Hub (Louisiana) declined in the second quarter of 2009 to $3.69/MMBtu from $11.32 /MMbtu in the year-earlier quarter.  At AECO (Alberta), the average price of natural gas declined in the second quarter of 2009 to $2.97/MMBtu from $10.10/MMBtu in the second quarter of 2008.  Additionally, prices for sulfur, required for phosphates, have declined to less than $10 per ton from $600 per ton last fall.  Average prices for Tampa ammonia, also required for phosphates, declined to an average of $240 per ton from $500 per ton.

“We entered the third quarter with a modest FPP book.  Just as we managed this program to lock in attractive margins that benefited our first half performance, we made a strategic decision during May and June to limit booking FPP orders for fall delivery, since available future prices didn’t offer what we considered to be attractive margins.  We have positioned the company to sell at what we anticipate will be improved nitrogen and phosphate prices in the fall season, with expected low input costs,” Wilson added.

The CF Industries executive noted that recent United States Department of Agriculture reports have projected 2009 corn acreage of 87 million.  That total, somewhat higher than earlier projections, would still produce a stocks-to-use ratio low by historic standards.

“Given low downstream inventories, continued strong demand for corn and other crops, and very positive economics for farmers this fall, we believe we’re positioned for a good fall fertilizer application season,” Wilson added.  As always, actual performance will depend on weather conditions, input costs, fertilizer trading patterns, credit availability, and other factors.

FPP Update and Forward Natural Gas Position

As of July 23, 2009, FPP bookings for the remainder of 2009 stood at 0.8 million tons, compared to 2.7 million tons at a similar point last year.

CF Industries’ forward natural gas positions as of June 30, 2009, primarily related to orders booked under its FPP, cover approximately 30 percent of nitrogen capacity through September of 2009 and a nominal volume thereafter through December of 2010.  The company’s two nitrogen complexes entered the third quarter 2009 operating at 100 percent of combined capacity.

Conference Call

CF Industries will hold a conference call to discuss second quarter and year-to-date results at 10:00 a.m. Eastern Time on Tuesday, July 28, 2009.  Investors can access the call through the Investor Relations section of the company’s Web site (www.cfindustries.com), as well as find call-in information there.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States.  The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland.  Additional information about the company and its performance can be found on its Web site at www.cfindustries.com.

Additional Information

This press release is neither an offer to purchase nor the solicitation of an offer to sell any securities. CF Industries Holdings, Inc. (“CF Industries”) previously filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the “Solicitation/Recommendation Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the exchange offer commenced by Agrium Inc. INVESTORS AND SECURITY HOLDERS OF CF INDUSTRIES ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER RELEVANT MATERIALS AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

This press release relates to the offer (the “Offer”) by CF Industries through its direct wholly-owned subsidiary, Composite Acquisition Corporation (“Composite Acquisition”), to exchange each issued and outstanding share of common stock (the “Terra common stock”) of Terra

Industries Inc. (“Terra”) for 0.4235 shares of CF Industries common stock. This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, Terra common stock, nor is it a substitute for the Tender Offer Statement on Schedule TO or the preliminary Prospectus/Offer to Exchange included in the Registration Statement on Form S-4 (Reg. No. 333-157462) (including the Letter of Transmittal and related documents and as amended from time to time, the “Exchange Offer Documents”) previously filed by CF Industries and Composite Acquisition with the SEC. The Registration Statement has not yet become effective. The Offer is made only through the Exchange Offer Documents. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS AND OTHER RELEVANT MATERIALS AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

In connection with the solicitation of proxies for the 2009 annual meeting of stockholders of Terra, CF Industries and its wholly-owned subsidiary CF Composite, Inc. (“CF Composite”) filed a revised preliminary proxy statement with the SEC on April 7, 2009 and intend to file a definitive proxy statement. When completed, the definitive proxy statement of CF Industries and CF Composite and accompanying proxy card will be mailed to stockholders of Terra. INVESTORS AND SECURITY HOLDERS OF TERRA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain free copies of any documents filed by CF Industries with the SEC through the web site maintained by the SEC at www.sec.gov.  Free copies of any such documents can also be obtained by calling Innisfree M&A Incorporated toll-free at (877) 456-3507.

CF Industries, CF Composite, their respective directors and executive officers and the individuals nominated by CF Composite for election to Terra’s board of directors are participants in the solicitation of proxies from Terra stockholders for Terra’s 2009 annual meeting of stockholders. Information regarding such participants and a description of their direct and indirect interests in such solicitation, by securities holdings or otherwise, is contained in the revised preliminary proxy statement filed by CF Industries with the SEC on April 7, 2009. CF Industries and its directors and executive officers will be participants in any solicitation of proxies from Terra stockholders or CF Industries stockholders in respect of the proposed transaction with Terra. Information regarding CF Industries’ directors and executive officers is available in the supplement to its proxy statement for its 2009 annual meeting of stockholders, which was filed with the SEC on April 7, 2009, and a description of their direct and indirect interests in such solicitation, by security holdings or otherwise, will be contained in the proxy statement/prospectus filed in connection with the proposed transaction with Terra.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements.”  All statements in this press release, other than those relating to historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  Risks and uncertainties relating to the proposed transaction include: Terra’s failure to accept CF Industries’ proposal and enter into definitive agreements to effect the transaction; our ability to obtain shareholder, antitrust, regulatory and other approvals on the proposed terms and schedule; uncertainty of the expected financial performance of CF Industries following completion of the proposed transaction; CF Industries’ ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; CF Industries’ ability to promptly and effectively integrate the businesses of Terra and CF Industries; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers.  Additional risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business and the agricultural sector; changes in global fertilizer supply and demand and its impact on the selling price of our products; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the reliance of our operations on a limited number of key facilities; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated adverse consequences related to the expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; acts of terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; losses on our investments in securities; loss of key members of management and professional staff; recent global market and economic conditions, including credit markets; and the other risks and uncertainties included from time to time in our filings with the SEC.  Except as required by law, we undertake no obligation to update or revise any forward-looking statements.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in millions, except per share amounts)
Net sales	$991.0	$1,161.0	$1,671.6	$1,828.3
Cost of sales	564.0	691.1	1,082.3	1,087.2
Gross margin	427.0	469.9	589.3	741.1
Selling, general and administrative	16.5	18.1	31.9	36.3
Other operating - net	15.3	(0.3)	38.5	1.1
Operating earnings	395.2	452.1	518.9	703.7
Interest income - net	(0.4)	(6.2)	(1.3)	(14.3)
Other non-operating - net	(0.1)	(2.1)	(0.4)	(4.8)
Earnings before income taxes and equity in earnings (loss) of unconsolidated affiliates	395.7	460.4	520.6	722.8
Income tax provision	146.8	159.9	188.0	246.7
Equity in earnings (loss) of unconsolidated affiliates - net of taxes	(0.7)	7.2	(1.4)	8.9
Net earnings	248.2	307.7	331.2	485.0
Less: Net earnings attributable to noncontrolling interest	35.2	19.1	55.5	37.6
Net earnings attributable to common stockholders	$213.0	$288.6	$275.7	$447.4

Net earnings per share attributable to common stockholders
Basic	$4.40	$5.11	$5.69	$7.94
Diluted	$4.33	$5.01	$5.61	$7.78
Weighted average common shares outstanding
Basic	48.4	56.4	48.4	56.4
Diluted	49.2	57.6	49.2	57.5

 CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	June 30,	December 31,	June 30,
	2009	2008	2008
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$816.1	$625.0	$805.8
Short-term investments	105.1	—	238.7
Accounts receivable	137.9	175.1	175.3
Inventories - net	213.9	588.6	368.8
Prepaid income taxes	—	26.3	—
Assets held for sale	—	—	0.6
Other	11.4	18.2	181.6
Total current assets	1,284.4	1,433.2	1,770.8
Property, plant and equipment - net	738.5	661.9	649.3
Goodwill	0.9	0.9	0.9
Asset retirement obligation escrow account	36.5	28.8	28.5
Investments in and advances to unconsolidated affiliates	43.4	44.8	54.3
Investments in auction rate securities	136.6	177.8	221.1
Other assets	39.1	40.2	42.4
Total assets	$2,279.4	$2,387.6	$2,767.3

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$175.6	$207.9	$279.4
Income taxes payable	23.1	14.1	102.8
Customer advances	70.9	347.8	413.4
Notes payable	4.2	4.1	—
Deferred income taxes	31.4	52.1	87.2
Distributions payable to noncontrolling interest	—	106.0	28.1
Other	4.3	86.1	3.2
Total current liabilities	309.5	818.1	914.1
Notes payable	—	—	4.8
Deferred income taxes	77.7	6.2	12.2
Other noncurrent liabilities	202.5	212.6	147.7
Equity
Stockholders’ equity	1,618.3	1,338.1	1,634.7
Noncontrolling interest	71.4	12.6	53.8
Total equity	1,689.7	1,350.7	1,688.5
Total liabilities and equity	$2,279.4	$2,387.6	$2,767.3

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in millions)
Operating Activities:
Net earnings	$248.2	$307.7	$331.2	$485.0
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion and amortization	24.4	25.6	46.3	51.4
Deferred income taxes	40.3	25.3	45.6	39.7
Stock compensation expense	1.6	2.2	3.0	4.5
Excess tax benefit from stock-based compensation	(0.8)	(5.5)	(0.9)	(10.2)
Unrealized gain on derivatives	(34.3)	(83.2)	(82.9)	(152.8)
Inventory valuation allowance	(26.0)	—	(32.0)	—
Loss (gain) on disposal of property, plant and equipment	(0.9)	(1.6)	0.8	(1.6)
Equity in loss (earnings) of unconsolidated affiliates - net of taxes	0.7	(7.2)	1.4	(8.9)
Changes in:
Accounts receivable	54.2	(20.9)	40.4	(28.2)
Margin deposits	—	(2.5)	11.3	(3.4)
Inventories	273.1	75.9	407.1	(137.4)
Prepaid product and expenses	(5.2)	(27.4)	(3.6)	(8.1)
Accrued income taxes	7.7	44.3	36.5	111.3
Accounts payable and accrued expenses	(17.1)	25.8	(32.3)	70.5
Product exchanges - net	5.4	(0.8)	0.1	(4.9)
Customer advances - net	(363.7)	(140.4)	(276.9)	107.6
Other - net	(12.7)	2.0	(7.9)	2.0
Net cash provided by operating activities	194.9	219.3	487.2	516.5
Investing Activities:
Additions to property, plant and equipment	(55.0)	(38.8)	(126.9)	(72.8)
Proceeds from the sale of property, plant and equipment	2.5	2.4	5.3	2.5
Purchases of investment securities	(69.8)	(238.7)	(105.0)	(354.7)
Sales and maturities of investment securities	49.2	36.6	52.4	378.6
Deposit to asset retirement obligation escrow account	—	—	(7.5)	(6.2)
Other - net	—	—	—	1.2
Net cash used in investing activities	(73.1)	(238.5)	(181.7)	(51.4)
Financing Activities:
Dividends paid on common stock	(4.8)	(5.7)	(9.6)	(11.3)
Distributions to noncontrolling interest	(112.3)	(28.4)	(112.3)	(28.4)
Issuances of common stock under employee stock plans	0.9	1.9	1.1	4.0
Excess tax benefit from stock-based compensation	0.8	5.5	0.9	10.2
Net cash used in financing activities	(115.4)	(26.7)	(119.9)	(25.5)
Effect of exchange rate changes on cash and cash equivalents	5.9	(0.3)	5.5	(0.3)
Increase (decrease) in cash and cash equivalents	12.3	(46.2)	191.1	439.3
Cash and cash equivalents at beginning of period	803.8	852.0	625.0	366.5
Cash and cash equivalents at end of period	$816.1	$805.8	$816.1	$805.8

 CF INDUSTRIES HOLDINGS, INC.

 SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in millions, except as noted)
Net sales	$755.0	$848.6	$1,211.2	$1,286.4
Cost of sales	351.8	486.6	638.6	726.9
Gross margin	$403.2	$362.0	$572.6	$559.5
Gross margin percentage	53.4%	42.7%	47.3%	43.5%

Tons of product sold (in thousands)	1,878	2,118	3,143	3,384

Sales volumes by product (tons in thousands) (1)
Ammonia	481	531	614	606
Urea	714	804	1,447	1,454
UAN	651	758	1,048	1,297
Other nitrogen fertilizers	32	25	34	27

Average selling prices (dollars per ton)
Ammonia	$696	$513	$660	$502
Urea	295	417	331	404
UAN	316	313	309	301

Cost of natural gas (dollars per MMBtu) (2)
Donaldsonville	$5.03	$8.83	$6.36	$8.62
Medicine Hat	4.04	8.77	5.06	8.26

Average daily market price of natural gas (dollars per MMBtu)
Henry Hub (Louisiana)	$3.69	$11.32	$4.14	$9.95
AECO (Alberta)	2.97	10.10	3.49	8.97

Depreciation and amortization	$15.3	$15.2	$28.3	$29.6
Capital expenditures	$31.5	$23.1	$87.2	$34.1

Production volume by product (tons in thousands)
Ammonia (3) (4)	799	813	1,476	1,638
Granular urea (3)	609	596	1,222	1,198
UAN (28%)	595	684	1,080	1,366

(1) Sales volume by product figures for the three and six months ended June 30, 2009, include export sales of 20,000 and 23,000 tons for Urea and 125,000 and 155,000 tons for UAN, respectively.  There were no nitrogen exports in the comparable periods of 2008.

(2) Includes gas purchases and realized gains and losses on gas derivatives.

(3) Total production at Donaldsonville and Medicine Hat, including the 34% interest of Viterra, the noncontrolling interest holder of Canadian Fertilizers Limited.

(4) Gross ammonia production, including amounts subsequently upgraded on-site into Urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in millions, except as noted)
Net sales	$236.0	$312.4	$460.4	$541.9
Cost of sales	212.2	204.5	443.7	360.3
Gross margin	$23.8	$107.9	$16.7	$181.6
Gross margin percentage	10.1%	34.5%	3.6%	33.5%

Gross margin by product
DAP/MAP	$33.0	$107.9	$51.5	$181.6
Potash	(9.2)	—	(34.8)	—

Gross margin percentage by product
DAP/MAP	18.6%	34.5%	12.8%	33.5%
Potash	(15.6)%	—	(58.6)%	—

Tons of product sold (in thousands)	674	456	1,201	926

Sales volumes by product (tons in thousands)
DAP	469	379	914	763
MAP	99	77	181	163
Potash	106	—	106	—

Domestic vs. export sales (tons in thousands)
Domestic	315	371	655	760
Export	359	85	546	166

Average selling prices (dollars per ton)
DAP	$304	$696	$359	$594
MAP	346	629	400	544
Potash	558	—	560	—

Depreciation, depletion, and amortization	$8.6	$9.5	$16.9	$20.0
Capital expenditures	$23.7	$15.3	$39.5	$37.6

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine
Phosphate rock	786	947	1,354	1,853
Plant City Phosphate Fertilizer Complex
Sulfuric Acid	592	619	1,081	1,223
Phosphoric acid as P2O5 (1)	251	256	448	499
DAP/MAP	503	523	893	996

(1) P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in millions)
Net earnings attributable to common stockholders	$213.0	$288.6	$275.7	$447.4
Interest income - net	(0.4)	(6.2)	(1.3)	(14.3)
Income tax provision	146.8	159.9	188.0	246.7
Depreciation, depletion and amortization	24.4	25.6	46.3	51.4
Less: Loan fee amortization (1)	(0.1)	(0.1)	(0.2)	(0.2)
EBITDA	$383.7	$467.8	$508.5	$731.0

(1) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) attributable to CF Industries Holdings, Inc. plus interest expense (income)—net, income tax provision (benefit) and depreciation, depletion and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

Reconciliation of debt to net debt (net cash):

	June 30,	December 31,	June 30,
	2009	2008	2008
	(in millions)
Total debt	$4.2	$4.1	$4.8
Less: cash, cash equivalents and short-term investments	921.2	625.0	1,044.5
Plus: customer advances	70.9	347.8	413.4

Net debt (net cash)	$(846.1)	$(273.1)	$(626.3)

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its noncontrolling interest holder.  We use net debt (net cash) in the evaluation of our capital structure. Our noncurrent investments in auction rate securities are not included in the calculation of net debt (net cash).